Exhibit 10.9

CANADIAN FOREST OIL LTD.

(as Successor to 3189503 CANADA LTD.)

Second Amended and Restated Promissory Note

Principal Amount U.S. $200,000,000

Canadian Forest Oil Ltd., as successor to 3189503 Canada Ltd. (the “Corporation”) hereby promises to pay Forest Oil Corporation, its successors and assigns (the “Holder”) the amount in U.S. funds advanced by the Holder to the Corporation under this Second Amended and Restated Promissory Note (this “Note”) as evidenced on the books and records of the Holder, which shall not exceed at any one time the aggregate principal amount of $200,000,000, on demand made by the Holder from time to time or, failing such demand, on November 11, 2014, and to pay interest (including interest on overdue interest) in U.S. funds on the aggregate principal amount outstanding from time to time hereof until maturity at a variable rate.  Effective as of January 1, 2009, the interest rate shall adjust on the first day of each calendar quarter and shall be equal to the three month LIBOR (as defined below), plus a percentage equal to two times the credit default spread rate (the “CDS Rate”) (as defined below), but in no event to exceed the maximum rate of non-usurious interest allowed from time to time by law.  Interest shall be calculated on the basis of a 360 day year and shall be payable for the actual number of days elapsed.  For any quarterly interest rate adjustment, LIBOR shall mean the three month rate published as the end-of-day rate on the Bloomberg operated financial data service, or similar publicly disseminated financial data service, on the first business day of each calendar quarter.  The CDS Rate shall mean the one-year credit default spread rate for senior debt issued by the Holder, as quoted on the Bloomberg operated financial data service or similar publicly disseminated financial data service, on the first business day of each calendar year.   Each change in the interest rate due to a change in LIBOR or the CDS Rate shall be effective from and including the first day of each calendar quarter without any requirement for notice of such change.   Interest shall accrue and be calculated and compounded at the end of each calendar month and shall be paid in arrears as described below.

The payment of any interest accruing on the principal amount hereof in any calendar year shall be deferred and shall be paid on or before the last business day of the second calendar year following the year in which the interest accrued; provided, however, that if the aggregate principal amount becomes due and payable in whole prior to maturity, all accrued and unpaid interest with respect to the principal amount shall be paid and shall be due and payable on the date of such prepayment.  Payments of principal and interest hereunder shall be payable at a location in Calgary, Alberta or Denver, Colorado specified by the Holder at the time of payment.

The rights of the Holder to receive payment hereunder will be postponed and subordinated in right of payment to all claims against the Corporation for indebtedness for borrowed money; provided that the Corporation shall be entitled to make payments on account of principal and interest hereunder if at the time of such payment there is no default or event or occurrence which, with the passage of time or the taking of action, would constitute a default with respect to any obligation of the Corporation for indebtedness for borrowed money.  The

Holder agrees to execute, at the request and expense of the Corporation, such documents as may be required by the Corporation to give effect to this subordination.

The Corporation hereby waives presentment, demand, protest or other notice of any kind under enforcement of this Note.

This Note shall supersede and replace any and all prior promissory notes from the Corporation to the Holder.

This Note shall be governed by the laws of Alberta and the laws of Canada applicable therein.

Dated: March 25, 2010.

CANADIAN FOREST OIL LTD.
(successor to 3189503 CANADA LTD.)

By:	/s/ David M. Anderson
David M. Anderson
President